                                                                   Exhibit 10.30

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of April 8, 1999, between STUART ENTERTAINMENT, INC., a Delaware corporation (the "Company"), and JOSEPH M. VALANDRA (the "Executive").

                                    RECITALS

         A. The Company and the Executive have previously entered into that certain Personal Services Agreement, dated October 5, 1998 (the "Prior Agreement"), pursuant to which the Company has agreed to employ the Executive, and the Executive has agreed to serve, as the Company's Chief Executive Officer.

         B. The Company and the Executive desire to amend and restate the Prior Agreement to thereby modify certain terms and conditions relating to the employment of the Executive by the Company as its Chief Executive Officer and Chairman of the Board.

         C. The Company and the Executive intend that this Agreement shall supersede all prior agreements, whether oral or written, relating to the terms and conditions of the Executive's employment, including without limitation the Prior Agreement.

         NOW, THEREFORE, in consideration of their mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         1.1 "Cause" shall mean a termination of the Executive's employment during the Term which is a result of any of the following: (i) the Executive shall be convicted of, or plead guilty to, a felony; (ii) the Executive shall commit theft or embezzlement of property of the Company or any affiliate of the Company or any act involving moral turpitude or the use or possession of illegal drugs; (iii) the board of directors of the Company shall determine that the Executive has materially failed in the performance of his employment duties to the Company, which failure is not cured within 30 days (or if such cure is commenced within such 30 day period and thereafter diligently pursued, such longer period as is reasonably required to cure such failure) after written notice describing such failure in reasonable detail is provided to the Executive by the Company's board of directors; (iv) any gaming license issued to the Company or any affiliate thereof by any governmental entity shall be revoked or suspended, or shall not be renewed, as a result of any act or omission committed by the Executive; (v) the Executive shall commit any act or omission which, in the reasonable judgment of the board of directors of the Company, could reasonably be expected to result in the revocation or suspension of, or prevent the renewal of, any gaming license of the Company or any affiliate thereof; or (vi) the Executive shall be habitually under the influence of drugs or alcohol which shall materially and adversely affect the performance of the Executive's duties.

         1.2 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

         1.3 "Conversion Event" shall mean (i) the successful consummation of an exchange offer in which the Company's existing 12-1/2% Senior Subordinated
Notes are exchanged for equity interests in the Company, or (ii) the entry of a final and non-appealable order confirming a plan of reorganization for the Company under Title 11, Chapter 11 of the United States Code involving the restructuring of the Company's debt.

         1.4 "Common Stock" shall mean shares of the voting common stock of the Company.

         1.5 "Disability" shall mean (i) the Executive's incapacity due to physical or mental illness which causes him to be absent from the full-time performance of his duties with the Company for three (3) consecutive months or for ninety (90) days or more in any twelve (12) month period, and (ii) the Executive's failure to return to full-time performance of his duties for the Company within thirty (30) days after written Notice of Termination due to Disability is provided by the Company to the Executive. Any question as to the existence of the Executive's Disability upon which he and the Company cannot agree shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, such selection shall be made by any adult member of the Executive's immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement.

         1.6 "Good Reason" shall mean a resignation of the Executive's employment during the Term as a result of any of the following:

                  (a) A meaningful and detrimental alteration by the Company of the Executive's office, function, duties or responsibilities (including the Executive's reporting responsibilities) to a scope less than that associated with the Executive's most significant position with the Company during the ninety (90) day period immediately following such alteration;

                  (b) A reduction by the Company in the Executive's annual Base Salary as set forth herein or as the same may be increased from time to time thereafter;

                  (c) The failure by the Company to continue in effect any compensation plan in which the Executive participates unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or the failure by the Company to continue the Executive's participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants;

                  (d) The failure by the Company to continue to provide the Executive with fringe benefits and arrangements (including, without limitation, life insurance, health, medical, dental, accident and disability plans and programs, income tax services, car allowances and other fringe benefits) at least as favorable in the aggregate to those fringe benefits and arrangements that the Executive previously enjoyed, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy previously in effect;

                  (e) Except in connection with or as a result of any Conversion Event, any person (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) shall become the "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934), directly or indirectly, of 25% or more of the combined voting power of the Company's then outstanding Common Stock;

                  (f) Except in connection with or as a result of any Conversion Event, the occurrence within any twelve (12) month period of a change in the membership of the Company's board of directors such that the Incumbent Members do not constitute a majority of the members of such Board of Directors; or

                  (g) A material breach by the Company of the provisions of this Agreement (provided, however, that any event described in clauses (a) through (e) above shall not constitute Good Reason unless it is communicated by the Executive to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to the Executive, including full retroactive correction with respect to any monetary matter, within ten (10) days of the Company's receipt of such written notice from the Executive).

         1.7 "Retirement" shall mean normal retirement at age 65 or in accordance with retirement rules generally applicable to the Company's senior executives.

                                   ARTICLE 2
                                 DUTIES AND TERM

         2.1 Employment.

                  (a) The Executive shall have such duties and responsibilities as shall be assigned to the Executive from time to time by the Board of Directors of the Company (the "Board") in the Executive's capacity as the Chief Executive Officer and the Chairman of the Board of the Company and as is consistent with the Bylaws of the Company.

                  (b) During the period of his employment hereunder, the Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder; provided, however, that the Executive may serve or continue to serve on the board of directors or hold other offices or positions in companies or organizations if they involve no conflict of interest with the interests of the Company and may engage in customary professional activities which in the judgment of the Board will not materially affect the performance by the Executive of his duties hereunder.

         2.2 Term. The term of this Agreement shall commence on the date first written above and shall continue, unless sooner terminated, until December 31, 2001 (the "Initial Term"). Thereafter, the term of this Agreement may be extended upon the mutual written agreement of the Executive and the Company (any such extensions are referred to herein as "Renewal Terms"). The Initial Term and any Renewal Terms of this Agreement shall be collectively referred to as the "Term."

                                   ARTICLE 3
                                  COMPENSATION

         3.1 Base Salary. Subject to the further provisions of this Agreement, the Company shall pay the Executive during the Term of this Agreement a base salary at an annual rate of not less than $250,000 (as such amount may be increased from time to time, the "Base Salary"). The Base Salary shall be reviewed at least annually by the Board and the Board may, in its discretion, increase the Base Salary. The Base Salary of the Executive shall not be decreased at any time during the term of this Agreement from the amount of Base Salary then in effect, except in connection with across-the-board salary reductions similarly affecting all senior executives of the Company. Participation in deferred compensation, discretionary bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the Base Salary payable to the Executive under this Section 3.1. The Base Salary under this Section 3.1 shall be payable by the Company to the Executive not less frequently than monthly.

         3.2 Initial Compensation. The Company and the Executive acknowledge that, pursuant to Section 3 of the Prior Agreement, the Company has previously paid to the Executive the following compensation:

                  (a) a lump sum of $100,000, paid upon the effective date of the Prior Agreement;

                  (b) fully vested options to purchase 200,000 shares of Common Stock at an exercise price of One Dollar ($1.00) per share on the effective date of the Prior Agreement, such options to be issued under the Company's existing stock option plan;

                  (c) options to purchase 300,000 shares of Common Stock at an exercise price of One Dollar ($1.00) per share on the effective date of the Prior Agreement, such options to vest in three (3) equal groups of 100,000 shares each on the anniversary of the effective date of the Prior Agreement and to be issued under the Company's existing stock option plan.

The parties acknowledge and agree that such amounts were paid as initial compensation to retain the services of the Executive under the Prior Agreement and that the Executive became indefeasibly entitled to receive such amounts upon the effective date of the Prior Agreement.

         3.3 Incentive Compensation. Subject to the further provisions of this Agreement, during the Term of this Agreement the Executive shall be entitled to participate in an equitable manner with all other senior executives of the Company in such bonus or other incentive compensation programs as the Company may adopt from time to time, including, but not limited to, bonuses or other compensation provided pursuant to any performance-based management incentive plans that the Company may adopt from time to time. Nothing in this section shall be deemed to limit the ability of the Executive to be paid and receive discretionary bonuses from the Company, based solely on the Executive's performance, without regard to the payment of discretionary bonuses to any other officers of the Company.

         3.4 Participation in Retirement and Employee Benefit Plans: Fringe Benefits. The Executive shall be entitled to participate in all plans of the Company relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, hospitalization and medical coverage, disability, travel or accident insurance, education or other retirement or employee benefits that the Company has adopted or may adopt for the benefit of its senior executives. In addition, the Executive shall be entitled to participate in any other fringe benefits, such as club dues and fees of professional organizations and associations, which are now or may become applicable to the Company's senior executives, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Executive under this Agreement. The Executive shall, during the Term of his employment hereunder, continue to be provided with benefits at a level which shall in no event be less in any material respect than the benefits available to the Executive as of the date of this Agreement. Notwithstanding the foregoing, the Company may terminate or reduce benefits under any benefit plans and programs to the extent such reductions apply uniformly to all senior executives enabled to participate therein, and the Executive's benefits shall be reduced or terminated accordingly.

         3.5 Vacation. The Executive shall be entitled to a vacation during each year of the employment term, without diminution of his salary in accordance with the Company's vacation policy as in effect from time to time.

         3.6 Costs and Expenses. The Company and the Executive acknowledge that the Executive will incur cash out-of-pocket expenses while traveling on business for the Company and performing the Executive's duties under this Agreement, and that it would be inefficient for both the Company and the Executive to provide for the Company to reimburse the Executive for such expenses that are not paid directly by the Company. Accordingly, the Company shall pay to the Executive during each calendar month (or portion thereof) or during the term of this Agreement a monthly out-of-pocket travel expense fee in the amount of $750, which travel expense fee shall be full and complete payment to the Executive for all such out-of-pocket travel expenses. The Company and the Executive acknowledge that the actual amount of such expenses incurred by the Executive during any given month may be more or less than the amount of such travel expense fee. The amount of such travel expense fee will be evaluated periodically and adjusted if necessary.

         3.7 Restructuring Bonus. The Executive will receive a bonus ("Restructuring Bonus") payable in cash upon the occurrence of a Conversion Event consisting of (A) a lump sum payment of cash in an amount equal to thirty percent (30%) of the Executive's Base Salary in effect at such time, and (B) an aggregate of one and eight-tenths (1.8%) of the equity in the entity resulting from such Conversion Event (calculated on a fully diluted basis as of the effective date of such Conversion Event), in the form of restricted stock grants or warrants with a nominal exercise price (the specific terms and conditions of which shall be set forth in a separate agreement to be entered into between the Company and the Executive at such time). The Executive shall not be entitled to receive a Restructuring Bonus if his employment is terminated prior to the occurrence of a Conversion Event either (i) by the Company with Cause, or (ii) by the Executive (regardless of cause or reason). It is understood and agreed that for income tax purposes, the Restructuring Bonus shall not be deemed to be income of the Executive until actually received by the Executive.

                                   ARTICLE 4
                            TERMINATION OF EMPLOYMENT

         4.1 Death or Retirement of Executive. This Agreement shall automatically terminate upon the death or Retirement of the Executive.

         4.2 By the Executive. The Executive shall be entitled to terminate this Agreement by giving written notice to the Company:

                  (a) for Good Reason; and

                  (b) at any time without Good Reason.

         4.3 By the Company. The Company shall be entitled to terminate this Agreement by giving written notice to the Executive:

                  (a) in the event of the Executive's Disability;

                  (b) for Cause; and

                  (c) at any time without Cause.

         4.4 Date of Termination. Any termination of the Executive's employment by the Company or by the Executive during the Term shall be communicated by a notice of termination to the other party hereto (the "Notice of Termination"). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of his employment under the provision so indicated. The date of termination of employment with the Company and its subsidiaries (the "Date of Termination") shall be determined as follows: (i) if the Executive's employment is terminated for Disability, thirty (30) days after such notice is given (provided that the Executive shall not have returned to the full-time performance of duties during such thirty (30) day period), (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, five (5) days after the date such notice is received by the Executive, (iii) if the Executive's employment is terminated by the Company for Cause, the later of the date specified in such notice or ten (10) days following the date such notice is received by the Executive, (iv) if the Executive's employment is terminated by the Executive for Good Reason, ten (10) days after the date such notice is received by the Company, and (v) if the Executive's employment is terminated by the Executive other than for Good Reason, the date set forth in such notice, which shall be no earlier than twenty (20) days after the date such notice is received by the Company.

                                   ARTICLE 5
                   COMPENSATION UPON TERMINATION OF EMPLOYMENT

         5.1 Upon Termination for Death, by the Company for Cause, by the Executive Without Good Reason, or at Expiration of Term and Refusal of Employment by the Executive. If the Executive's employment is terminated by reason of the Executive's death or Disability, by the Company for Cause, by the Executive without Good Reason, or if at the end of the Term of this Agreement the Company decides to extend the Term, but the Executive decides not to continue in the employ of the Company, the Company shall:

                  (a) pay the executive (or his estate or beneficiaries), upon the later of ten (10) business days after such termination date or the effective date of standard termination and release documents to be executed by the Executive, any Base Salary which has accrued but which has not been paid as of the termination date (the "Accrued Base Salary");

                  (b) reimburse the Executive (or his estate or beneficiaries), within five (5) days of such termination, for expenses incurred by him prior to the date of termination which are subject to reimbursement pursuant to applicable Company policies then in effect (the "Accrued Reimbursable Expenses");

                  (c) provide to the Executive (or his estate or beneficiaries) any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs (the "Accrued Benefits"), together with any benefits required to be paid or provided in the event of the Executive's death or Disability under applicable law;

                  (d) pay the Executive (or his estate or beneficiaries), upon the later of ten (10) business days after such termination date or the effective date of standard termination and release documents to be executed by the Executive, any discretionary bonus with respect to a prior fiscal year which has accrued and been earned but has not been paid, and pay the Executive (or his estate or beneficiaries) as soon as practicable any incentive compensation earned by the Executive as of the Termination Date which (i) is determined by objective measurements standards under the Company's incentive compensation programs applicable to senior executives, and (ii) would have been paid to Executive had the Executive been continuously employed through the end of such measurement period (collectively, the "Accrued Bonus"); and

                  (e) allow the Executive (or his estate or beneficiaries) to exercise all vested, unexercised stock options outstanding at the termination date in accordance with the terms of the plans and agreements pursuant to which such options were issued.

         5.2 Upon Termination at Expiration of Term and the Company's Failure to Extend. If the Executive's employment is terminated upon the expiration of the Term of this Agreement and the Company does not extend the Term of this Agreement, the Company shall:

                  (a) pay the Executive, upon the later of ten (10) business days after such termination date or the effective date of standard termination and release documents to be executed by the Executive, the Accrued Base Salary;

                  (b) pay the Executive, within five (5) days of such termination, the Accrued Reimbursable Expenses;

                  (c) pay the Executive the Accrued Benefits;

                  (d) pay the Executive, upon the later of ten (10) business days after such termination date or the effective date of standard termination and release documents to be executed by the Executive (or as soon as practicable thereafter), the Accrued Bonus;

                  (e) allow the Executive the right to exercise all vested, unexercised stock options in accordance with Section 5.1(e); and

                  (f) pay the Executive, upon the later of ten (10) business days after such termination date or the effective date of standard termination and release documents to be executed by the Executive, a cash lump sum payment in an amount equal to his Base Salary (as in effect at the time of such termination) for a period equal to twelve (12) months.

         5.3 Upon Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall:

                  (a) pay the Executive, upon the later of ten (10) business days after such termination date or the effective date of standard termination and release documents to be executed by the Executive, the Accrued Base Salary;

                  (b) pay the Executive, within five (5) days of such termination, the Accrued Reimbursable Expenses;

                  (c) pay the Executive the Accrued Benefits;

                  (d) pay the Executive, upon the later of ten (10) business days after such termination date or the effective date of standard termination and release documents to be executed by the Executive (or as soon as practicable therafter), the Accrued Bonus;

                  (e) pay the Executive, upon the later of ten (10) business days after such termination date or the effective date of standard termination and release documents to be executed by the Executive, a cash lump sum in an amount determined as follows: (A) prior to the effective date of any Conversion Event, an amount equal to his Base Salary (as in effect at the time of such termination) for a period of thirty-six (36) months; and (B) from and after the effective date of any Conversion Event, an amount equal to his Base Salary (as in effect at the time of such termination) for a period equal to the greater of twelve (12) months or the number of months remaining until the expiration of the Term; provided, however, that in any case such amount shall not exceed 2.99 times the Executive's "base amount," as such term is defined in Section 28OG of the Code and the regulations promulgated thereunder;

                  (f) maintain in full force and effect, for the continued benefit of the Executive and his eligible beneficiaries, until the first to occur of (i) his attainment of, and qualification to receive, comparable benefits upon alternative employment or (ii) twelve (12) months following the Termination Date, the employee benefits pursuant to Company-sponsored benefit plans, programs or other arrangements in which the Executive was entitled to participate immediately prior to such termination (provided, that in the event that the Executive's participation or the participation of such eligible beneficiaries in any such plans or arrangements is prohibited by the terms thereof, the Company shall provide, at the Company's expense, the Executive and/or such eligible beneficiaries with benefits for such period substantially similar to those that the Executive and/or such eligible beneficiaries were entitled to receive under such plans as of the Termination Date); and

                  (g) allow the Executive the right to exercise in full all outstanding vested stock options and restricted stock awards for a period of twelve (12) months following the Termination Date and, if the Executive then holds stock options and/or restricted stock awards not fully vested or exercisable, all such options and restricted stock awards will immediately vest in full and become exercisable in accordance with their terms for a period of twelve (12) months following the Termination Date.

                                   ARTICLE 6
                                   DISABILITY

         If the Executive's employment is terminated by reason of the Executive's Disability, the Executive shall be entitled to receive such disability payments and other benefits as are provided under any disability programs for senior executives of the Company as shall be in effect at the time of such Disability.

                                   ARTICLE 7
                              RESTRICTIVE COVENANTS

         7.1 Competition.

                  (a) The Executive agrees that during his employment with the Company and for a period of two (2) years following the date of termination or expiration of his employment hereunder (the "Non-Competition Period"), for any reason except if the termination is due to the Company's failure to extend the Term of this Agreement (whether such termination shall be voluntary or involuntary), the Executive shall not:

                  (i) directly or indirectly, for himself or as agent of, or on behalf of, or in conjunction with, any person, firm, corporation or association, entering into competitive endeavors and undertaking any commercial activity which is contrary to the best interest of the Company or its affiliates or subsidiaries, including becoming an employee, owner (except for passive investments of not more than one percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in the over-the-counter securities market), officer, agent or director of any firm, person, corporation, association or other entity in any geographic area in which the Company conducts its business which either directly competes with a line or lines of business of the Company accounting for ten percent (10%) or more of the Company's gross sales, revenues of earnings before taxes or derives ten percent (10%) or more of such firm's or person's gross sales, revenues or earnings before taxes from a line or lines of business which directly compete with the Company; or

                  (ii) directly or indirectly solicit for employment, endeavor to entice away from the Company otherwise interfere with the Company's relationship with any person who is employed by or otherwise engaged to perform services for the Company, whether for the Executive's own account or for the account of any other individual, partnership, firm, corporation or other entity.

                  (b) The Executive expressly agrees and acknowledges that:

                  (i) this covenant not to compete is reasonably necessary for the protection of the interests of the Company and is reasonable as to time and geographical area and does not place any unreasonable burden upon him;

                  (ii) the general public will not be harmed as a result of enforcement of this covenant not to compete;

                  (iii) his personal legal counsel has reviewed this covenant not to compete;

                  (iv) he understands and hereby agrees to each and every term and condition of this covenant not to compete; and

                  (v) notwithstanding any provision of this Agreement to the contrary, the Company shall not, from and after any breach by Executive of the provisions of this Article 7, have any further obligations to make payments to Executive under this Agreement.

                  (c) If the Executive's employment is terminated upon the expiration of the Term of this Agreement due to the Company's failure to extend the Term, the Non-Competition Period will be for one (1) year.

         7.2 Proprietary Information.

                  (a) Executive will not at any time, whether during or after Executive's employment with the Company, disclose or use for his own benefit or purpose of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company or its affiliates and subsidiaries, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company or its affiliates and/or subsidiaries ("Proprietary Information"). The term Proprietary Information shall not include information which is not unique to the Company, its affiliates or subsidiaries, or which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that all materials or articles of information of any kind furnished to the Executive by the Company or developed by the Executive in the course of his employment are and shall remain the sole property of the Company and, upon termination of Executive's employment with the Company, Executive will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof, in any way relating to the business of the Company and its affiliates or subsidiaries, except that Executive may retain personal notes, notebooks and diaries. The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates or subsidiaries. The Executive agrees that all Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all licenses and other rights in connection with such Proprietary Information.

                  (b) The Company from time to time receives from third parties confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes ("Third Party Information"). During Executive's employment with the Company and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information except as permitted by any agreement between the Company and such third party.

                  (c) Executive acknowledges that the Company's customers and suppliers constitute a valuable and unique asset of the Company. Executive will not at any time, whether during or after his employment with the Company, (i) disclose such list of customers and/or suppliers or any part thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, (ii) assist in obtaining customers for any other similar business, or (iii) encourage any customer or supplier to terminate their relationship with the Company.

                  (d) Executive agrees to assign to the Company, without further consideration, his entire right, title and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to all Inventions (as defined below). Notwithstanding the foregoing, the Company may, in its discretion, agree to provide consideration for certain Inventions through a written agreement between the Company and the undersigned which specifically provides for such consideration; in all other cases, no consideration shall be paid. The Inventions shall be the sole property of the Company, whether or not copyrightable or patentable. In addition, Executive agrees to maintain adequate and current written records on the development of all Inventions, which shall also remain the sole property of the Company. Executive understands that "Inventions" means all ideas, processes, inventions, technology, designs, formulas, discoveries, patents, copyrights and trademarks, and all improvements, rights and claims related to the foregoing, that are conceived, developed, or reduced to practice by Executive alone or with others. If, in the course of Executive's employment, with the Company, Executive incorporates into Company property an invention owned by Executive or in which Executive has an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use and sell Executive's invention as part of an in connection with the Company's property.

         7.3 Remedies. The Executive expressly agrees and acknowledges that the covenant not to compete set forth in Section 7.1 is necessary for the Company's and its affiliates' protection because of the nature and scope of their business and his position with the Company. Further, the Executive acknowledges that, in the event of his breach of his covenant not to compete, money damages will not sufficiently compensate the Company for its injury caused thereby, and he accordingly agrees that in addition to such money damages he may be restrained and enjoined from any continuing breach of the covenant not to compete without any bond or other security being required. The Executive acknowledges that any breach of the covenant not to compete would result in irreparable damage to the Company. The Executive acknowledges that the remedy at law for any breach or threatened breach of Sections 7.1 and 7.2 will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief or specific performance. If the scope of the Executive's agreement under this Article VII is determined by any court of competent jurisdiction to be too broad to permit the enforcement of all of the provisions of this Article VII to their fullest extent, then the provision of this Article VII shall be construed (and each of the parties hereto hereby confirms that its intent is that such provisions be so construed) to be enforceable to the fullest extent permitted by applicable law. To the maximum extent permitted by applicable law, the Executive hereby consents in any proceeding brought to enforce such provisions to the judicial modification of the provisions of this Article VII in such a manner that renders such provisions enforceable to the maximum extent permitted by applicable law.

                                   ARTICLE 8
                                  MISCELLANEOUS

         8.1 Assignment and Delegation.

         (a) This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other parry hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor corporation to the Company.

         (b) The Company shall use reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets which assumes this Agreement by operation of law or otherwise.

         (c) This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legates or other designee, or if there is no such designee, to his estate.

         8.2 Notice. For the purpose of this Agreement, notices and a other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

                  To the Company:    Stuart Entertainment, Inc.
                                     3211 Nebraska Avenue
                                     Council Bluffs, IA 51501
                                     Attn: General Counsel

                  To the Executive:  Joseph M. Valandra
                                     29 Park Lane
                                     Minneapolis, MN 55416

Any notice of termination pursuant to Section 4.4 of this Agreement shall specify the specific termination provision relied upon by the party giving notice and shall state the effective date of such termination.

         8.3 Amendments or Additions; Prior Agreements. No amendments or additions to this Agreement shall be binding unless in writing and signed by each of the parties hereto. This Agreement shall supersede all prior agreements, whether oral or written, relating to the terms and conditions of the Executive's employment, including without limitation the Prior Agreement, other than any stock option or stock purchase agreements (which shall remain unaffected by this Agreement, except to the extent any vesting or exercise period may be modified hereby).

         8.4 Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         8.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If, in any judicial proceedings, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties hereto that such scope or duration shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

         8.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         8.7 No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by pension benefits paid by the Company or another employer after the date of termination or otherwise except that on the date that the Executive and his dependents are eligible and elect coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to the Executive and his dependents.

         8.8 Enforcement Expenses. The Company intends that Executive should not be required to incur the expenses associated with the enforcement of his rights under this Agreement because the such expenses would substantially detract from the benefits intended to be extended to him under this Agreement, nor be bound to negotiate any settlement of his rights under this Agreement under threat of incurring all of such expenses. Accordingly, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, the Company must indemnify Executive for all legal costs and fees (including without limitation, attorneys' fees, retainers, arbitration costs, charges for transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage and delivery service fees, and all other disbursements or out-of-pocket expenses) that Executive incurs by asserting or defending his rights under this Agreement. The Company will be obligated to reimburse Executive for the fees and expenses of his chosen counsel on a regular, periodic basis upon presentment by him of a statement or statements prepared by such counsel in accordance with its customary practices, but in no event later than 45 days after such presentment. If such fees and expenses are not reimbursed within 45 days of presentment, the Company must pay Executive interest running from the date of such presentment at the applicable federal rate provided for in Section 1274(d) of the Code, or any successor provision thereof, for an obligation with a term equal to the length of such delay.

         8.9 Modifications and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         8.10 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

         8.11 Taxes. Any payments provided for hereunder shall be paid net of any applicable employment taxes required under federal, state or local law, subject however to any mandatory withholding.

         8.12 Survival. The obligations of the Company under Article V hereof and the obligations of the Executive under Article VII hereof shall survive the expiration of this Agreement.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first indicated above.

                                     STUART ENTERTAINMENT, INC.,
                                     a Delaware corporation



                                     By  /s/ Lawrence Taylor
                                       ----------------------------------------
                                     Its Executive Vice President & Chief
                                          Financial Officer
                                         --------------------------------------
                                                             "COMPANY"





                                     /s/ Joseph M. Valandra
                                     ------------------------------------------
                                     JOSEPH M. VALANDRA

                                                       "EXECUTIVE"